UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Capital Southwest Corporation

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12900 Preston Road, Suite 700 Dallas, TX 75230 972.233.8242 capitalsouthwest.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 18, 2012

To the Shareholders of Capital Southwest Corporation:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Wednesday, July 18, 2012, at 10:00 a.m., Dallas time, in Meeting Room #200 of the North Dallas Bank Tower, 12900 Preston Road, Dallas, Texas 75230, in order to:

1)	elect five (5) directors to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

2)	ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013;

3)	approve, by non-binding vote, executive compensation; and

4)	transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 31, 2012 will be entitled to notice of and to vote at the meeting.

Your vote is important. Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting. You may vote by (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided; (ii) using the Internet at www.voteproxy.com; (iii) phone by calling 1-800-776-9437; or (iv) attending the annual meeting and voting in person. If you plan to attend the annual meeting to vote in person and your shares are registered in your own name with our transfer agent, American Stock Transfer & Trust Company, you may do so. If your shares are held in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares. You may revoke your proxy by (i) executing and submitting a later dated proxy card; (ii) subsequently authorizing a proxy card through the Internet or by telephone; (iii) sending a written revocation of proxy to our Secretary at our principal executive office; or (iv) attending the annual meeting and voting in person.

By Order of the Board of Directors

Tracy L. Morris
Chief Financial Officer and Secretary

June 15, 2012
Dallas, Texas

Table of Contents

General Information	1
Purpose of the Meeting	1
Who May Vote	1
How You May Vote	1
Receipt of More than One Proxy Card	2
How You May Revoke Your Vote	2
Quorum	2
Proposals to Be Voted on and Required Vote	2
Other Business	3
Stock Ownership of Certain Beneficial Ownership	3
Section 16(a) Beneficial Ownership Reporting Compliance	4
Proposal One: Election of Directors	5
Board of Directors and Committees	7
Board Leadership and Structure	7
Committee Member Independence	7
Communication with Directors	7
Audit Committee	8
Audit Committee Report	8
Nominating/Corporate Governance Committee	9
Risk Oversight	10
10b5-1 Plans	10
Compensation Committee	11
Officers	11
Compensation Discussion and Analysis	13
Compensation Objectives	13
Determination of Compensation	14
Roles and Responsibilities – Compensation Committee	14
Roles and Responsibilities – Executive Officers	15
Base Salaries	15
Cash Bonuses	15
Long-Term Incentive Awards	16
Stock Option Plan	16
Restricted Stock Plan	16
Phantom Stock Plan	16
Employee Stock Ownership Plan	17
Retirement Plans	17
Accounting for Stock-Based Compensation	18

Tax Deductibility of Compensation	18
Compensation Committee Report	18
Compensation Committee Interlocks and Insider Participation	19
Certain Relationships and Related Party Transactions	19
Summary Compensation Table	20
Grants of Plan-Based Awards	21
2012 Outstanding Equity Awards at Fiscal Year End	22
Options Exercises and Stock Vested	22
Pension Benefits	23
Severance and Change in Control Arrangements	23
Severance and Change in Control Compensation Table	24
Director Compensation For The Fiscal Year Ended March 31, 2012	24
Additional Compensation Information	25
Proposal Two: Ratification of Appointment of Independent Registered Accounting Firm	26
Audit and Other Fees	26
Proposal Three: Advisory Vote (Non-Binding) on Executive Compensation	27
Compensation of our Named Executive Officers	27
Other Matters	28
Shareholder Proposals for 2013 Annual Meeting	28
Other Information	28
Expenses for Solicitation of Proxies	28
Reduce Duplicate Mailings	28
Annual Report	29

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 18, 2012

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Capital Southwest Corporation, a Texas corporation (the "Company"), with principal executive offices at 12900 Preston Road, Suite 700, Dallas, Texas 75230, of proxies to be voted at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on July 18, 2012 or any adjournment thereof. The date on which this proxy statement and the enclosed form of proxy are first being sent or given to our shareholders is on or about June 15, 2012.

Purpose of the Meeting

The annual meeting of shareholders is to be held for the purposes of (1) electing five persons to serve as our directors until the next annual meeting of shareholders, or until their respective successors shall be elected and qualified; (2) ratifying the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; (3) conducting a non-binding advisory vote on executive compensation; and (4) transacting such other business as may properly come before the meeting or any adjournment thereof.

Who May Vote

The record date for holders of our common stock entitled to notice of, and to vote at, the annual meeting of shareholders is the close of business on May 31, 2012, at which time we had 3,789,428 shares of common stock outstanding and entitled to vote at the meeting.

How You May Vote

You may vote using any of the following methods:

•
By Internet: Go to www.voteproxy.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on July 16, 2012.  Have your proxy card in hand when you access the Web site and then follow the instructions.

•
By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.  The named proxies will vote your shares according to your directions.  If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote in favor of proposals 1, 2 and 3.

•
By Phone: Call 1-800-776-9437 on any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on July 16, 2012.  Have your proxy card in hand when you call and then follow the instructions.

•
By Attending the Annual Meeting in Person: You may vote shares held directly in your name in person at the meeting.  If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares held in "street name." If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the "record holder"), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Receipt of More than One Proxy Card

You may receive multiple proxy cards if you hold shares of common stock in different ways (such as, trusts and custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How You May Revoke Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You may do this by signing a new proxy card with a later date, voting on a later date by proxy~~,~~ or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy. You must specifically revoke your proxy.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum (1,894,714 shares). Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held in its name at the close of business on the record date. Shareholders who are present, in person or by proxy, but abstain from voting on any matter will be counted as present at the meeting for purposes of constituting a quorum, but not for purposes of determining the final vote on any matter. Similarly, nominees (such as broker-dealers) who are present, in person or by proxy, but abstain or refrain from voting on any item, will be counted as present at the meeting, but not voting on any such item.

Proposals to Be Voted on and Required Vote

Assuming a quorum is present at the annual meeting, the following votes are required to approve each proposal:

Proposal One: Election of Directors
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Proposal Two: Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy. Abstentions and broker non-votes have the same effect as votes cast against the proposal.

Proposal Three: Approval by Non-Binding Vote, Executive Compensation
The non-binding vote on executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting  and entitled to vote thereon in order to be approved. Abstentions and broker non-votes are not counted for purposes of the non-binding vote on executive compensation.

Each proxy delivered to us, unless the shareholder otherwise specifies therein, will be voted "FOR" proposals 1, 2 and 3. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the specification. As to any other matter or business which may be properly brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same, but, as of the date of the mailing of this proxy statement, neither management nor our Board of Directors knows of any such other matter or business.

Other Business

As of the date of this proxy statement, we are not aware of any matter to be presented or acted upon at the Annual Meeting other than those described in this proxy statement. If votes are required on any matter presented during the Annual Meeting and you are not present, your designated proxy will vote your shares using their best judgment.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 1, 2012 by (1) each person, so far as is known to our management, who is the beneficial owner (as that term is defined in the rules and regulations of the Securities and Exchange Commission ("SEC")) of more than 5% of our outstanding common stock; (2) each executive officer named in the Summary Compensation Table; (3) each current director; and (4) all current directors and executive officers as a group.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of June 30, 2012, (60 days after May 1, 2012) through the exercise of any stock option or other right. Unless otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares indicated to be beneficially owned.

Name and address of Beneficial Owner *	Amount and Nature of Beneficial Ownership		Percent of Class
Gary L. Martin	425,027	(1)(3)(4)	11.2%
William R. Thomas III	261,690	(2)(3)(4)	6.9
Zuckerman Investment Group 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	252,619		6.7
Thomas Heritage Partners, Ltd.	206,525	(2)	5.5
Donald W. Burton ***	141,941	(5)	3.8
William M. Ashbaugh	110,135	(1)(3)(4)	2.9
Jeffrey G. Peterson	14,875	(4)	**
Graeme W. Henderson ***	12,500		**
Tracy L. Morris	5,537	(4)	**
Ray D. Schwertner	4,524	(3)	**
Samuel B. Ligon	3,000		**
John H. Wilson	2,000		**
Glenn M. Neblett	2,000		**
Marquez D. Bela ****	1,000		**
All directors and executive officers as a group (12 persons)	888,868	(6)	23.1%
____________
*	The business address of the directors and executive officers is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

**	Less than 1%.

***	Mr. Burton and Mr. Henderson resigned as directors effective May 3, 2012.

****	Mr. Bela resigned from the Company effective May 31, 2012.

(1)
Mr. Martin is a trustee of certain trusts pursuant to ESOPs for our employees and employees of our wholly-owned portfolio companies owning 204,791 shares (5.5% of our outstanding common stock) on May 1, 2012. Voting rights on such shares were passed through to the ESOP participants, who are entitled to vote the shares in their individual accounts by July 16, 2012. As trustee of the ESOPs, Mr. Martin has voting power with respect to shares not voted by the ESOP participants prior to July 16, 2012. Mr. Martin also participates in the power to direct the trustees in voting of 88,144 shares owned by a trust pursuant to a pension plan for our employees and certain of our wholly-owned portfolio companies, as more fully described below. Accordingly Mr. Martin has shared voting and investment power with respect to 292,935 shares, representing 7.8% of our outstanding common stock, owned by the aforementioned trusts. Under the rules and regulations of the SEC, Mr. Martin is deemed to be the beneficial owner of such 292,935 shares, which are included in the shares beneficially owned by Mr. Martin.

Messrs. Martin and Ashbaugh direct the trustees in the voting of 88,144 shares owned by a trust pursuant to a pension plan for our employees and employees of certain of our wholly-owned portfolio companies. Accordingly, Messrs. Martin and Ashbaugh have shared voting and investment power with respect to the 88,144 shares, representing 2.3% of our outstanding common stock, owned by the aforementioned trust.  Under the rules and regulations of the SEC, Messrs. Martin and Ashbaugh are each deemed to be the beneficial owners of such 88,144 shares, which are included in the shares beneficially owned by each of Messrs. Martin and Ashbaugh.

(2)
Mr. Thomas has sole voting and investment power with respect to 261,690 shares, which include 3,000 shares owned by his minor children; 33,603 shares controlled as executor to his father’s estate; and 206,525 shares owned by Thomas Heritage Partners, Ltd., in which Mr. Thomas has a 68.7% limited partnership interest. Mr. Thomas holds a majority interest in and is president and sole manager of Thomas Heritage Company, LLC, and the sole general partner of Thomas Heritage Partners, Ltd.

(3)	Includes 1,773, 6,767, 537, 1,625, 2,078 and 704 shares owned by a trust pursuant to an ESOP which were allocated to Ashbaugh, Martin, Morris, Peterson, Schwertner and Thomas, respectively.

(4)
Includes 14,500, 1,000, 42,000, 5,000, 2,000, 10,000, 2,000 and 11,090 shares subject to immediately exercisable stock options held by Ashbaugh, Bela, Martin, Morris, Neblett, Peterson, Schwertner and Thomas, respectively.

(5)
Mr. Burton has sole voting and investment power with respect to 141,941 shares owned by Burton Partnership, LP, of which Mr. Burton is the general partner.  Mr. Burton resigned as a director effective May 3, 2012.

(6)
Includes (a) the shares owned by the partnership and trusts referred to in notes (1), (2), (3) and (5), respectively, to the above table, and (b) 87,590 shares subject to immediately exercisable stock options (including those referred to in note (4) to the above table).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the copies of such forms furnished to us, we believe that each of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended March 31, 2012.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Five directors are proposed to be elected at the annual meeting to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified. Each of the named persons currently serves as a director and was nominated by the Nominating/Corporate Governance Committee of our Board of Directors. The Nominating/Corporate Governance Committee did not receive any director nominations from any person.  Mr. Strup was recommended to the Nominating/Corporate Governance Committee by Mr. Martin, our Chief Executive Officer, and Mr. Morgan was recommended to the committee by a third-party search firm.

Nominees for Director
Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Gary L. Martin Age 65	Chairman of the Board, President, Vice President and Director	One year; Chairman of the Board since 2008; President since 2007; Director since 1988; Vice President from 1979 - 2007	Chairman of the Board since 2008; President of the Company since 2007; President of The Whitmore Manufacturing Company and Vice President of the Company from 1979 – 2007	30
Alamo Group Inc. (NYSE: ALG); CapStar Holdings Corporation; Cinatra Clean Technologies, Inc. Heelys, Inc.
(NASDAQ: HLYS); Humac Company; Media Recovery, Inc.; The RectorSeal Corporation; The Whitmore Manufacturing Company

Mr. Martin has been associated with the Company since 1972, serving as a director since 1988 while serving as Chief Executive Officer of The Whitmore Manufacturing Company, a specialty lubricant manufacturer and wholly-owned portfolio company of Capital Southwest Corporation. Mr. Martin has experience serving as Chairman and/or Director on several public company boards (listed in bold above) and brings to us a breadth of business experience across a broad range of industries. Mr. Martin holds a Bachelor of Business Administration from the University of Oklahoma and was a certified public accountant in the State of Texas (now retired, inactive status).

Not Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Samuel B. Ligon Age 73	Director	One year; director since 2003	Self-employed as a private investor and consultant	−	Jokari/US, Inc.; Smith Abrasives, Inc.
Mr. Ligon has over 30 years experience as a CEO of a private company, demonstrating his leadership ability and business acumen, and has extensive experience supervising principal financial officers, working with auditors for private and public companies, evaluating financial statements and control systems, as well as analyzing acquisitions. Mr. Ligon has experience serving as chairman of several public company audit committees. The Company benefits greatly from Mr. Ligon’s extensive business, finance and audit committee oversight experience, as well as his executive leadership and management experience as a chief executive officer. Mr. Ligon holds a Bachelor of Science degree from Auburn University and an MBA from Harvard Business School.

T. Duane Morgan Age 62	Director	One year; director since 2012	Self-employed as a private investor and consultant	−
Mr. Morgan was elected to our Board May 25, 2012. Mr. Morgan is an investor with broad experience in the energy sector.  He is the former President of the Engineered Products Group of Gardner Denver,Inc. He also co-founded three independent corporations during his business career. The Company will benefit greatly from Mr. Morgan’s broad experience in the energy sector, his executive leadership and management skills, and his entrepreneurial spirit.  Mr. Morgan holds a Bachelor of Science in Mathematics from McNeese State University and a Master of Business Administration from Louisiana State University.

Not Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Richard F. Strup Age 59	Director	One year; director since 2012	Self-employed as a private investor and consultant	−	Heelys, Inc. (NASDAQ: HLYS)
Mr. Strup was elected to our Board May 11, 2012. Mr. Strup is a consultant and investor with over 35 years of senior level domestic and international experience in marketing, finance, strategic planning and general management in consumer packaged goods. The Company will benefit greatly from Mr. Strup’s extensive background in corporate strategic planning, marketing and finance, as well as his executive expertise. Mr. Strup holds a Bachelor of Arts in Economics from Denison University, and a Master of Business Administration in marketing and finance from Northwestern University

John H. Wilson Age 69	Director	One year; director since 1988	President of U.S. Equity Corporation, a venture capital investment firm	1	Encore Wire Corporation (NASDAQ: WIRE)
Mr. Wilson has been President of U.S. Equity Corporation since 1983 and has over 45 years experience as an executive or investor in numerous companies in the banking, insurance, manufacturing, communications, health and transportation industries. The Company benefits greatly from Mr. Wilson’s diverse industry experience, as well as his experience as both an executive and an investor in numerous companies. Mr. Wilson has a Bachelor of Business Administration degree from Baylor University.

*The business address of each director is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

Our Nominating/Corporate Governance Committee has determined that Mr. Martin is an "interested person" as defined in the Investment Company Act of 1940 and is not "independent" as defined by the NASDAQ Stock Market Listing Standards. The Committee has determined that Messrs. Ligon, Morgan, Strup and Wilson are "independent" as defined by the NASDAQ Stock Market Listing Standards and they are not "interested persons" as defined by the Investment Company Act of 1940.

Non-management directors may meet in executive session without the Chief Executive Officer at any time. There were three executive sessions held by the Board of Directors, two executive sessions held by the Audit Committee and four executive sessions held by the Compensation Committee throughout the fiscal year ended March 31, 2012. The Directors decide on a case by case basis which one of them will preside over each executive session depending on the subject matter. The Chairman of each Committee presides over their respective committee executive sessions.

Vote Required

Nominees who receive the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting shall be re-elected as our directors. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal your broker may have authority to vote your shares. You may give each nominee one vote for each share you hold. The proxy holders intend to vote the shares represented by proxies to elect the five nominees to the board set forth in Proposal One.

Board Recommendation

The board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal One.

BOARD OF DIRECTORS AND COMMITTEES

During our fiscal year ended March 31, 2012, our Board of Directors held nine meetings and acted by unanimous written consent seven times.  All directors who were serving at the time attended our 2011 annual meeting of shareholders.  Each of the directors attended at least 75% of the Board and committee meetings held while he was serving as a director.

Board Leadership and Structure

Mr. Martin currently serves as both our Chief Executive Officer and as the Chairman of the Board of Directors. As our Chief Executive Officer, Mr. Martin is an "interested person" under Section 2(a)(19) of the 1940 Act. The Board believes that the Company’s Chief Executive Officer is currently best suited to serve as Chairman because he is the director most familiar with the Company’s business and industry~~,~~ and most capable of effectively identifying strategic opportunities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings both company-specific and industry-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

The Board has determined that Messrs. Ligon, Morgan, Strup and Wilson are "independent" as defined by the NASDAQ Stock Market Director Independence Standards and they are not "interested persons" as defined by the Investment Company Act of 1940.

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating/Corporate Governance Committees.  Each of these committees has a written charter approved by the Board of Directors.  The current members of the committees are identified in the following table.

Board Committees
Director	Audit	Compensation	Nominating/Corporate Governance
Samuel B. Ligon	Chairman	√	√
T. Duane Morgan		√	√
Richard F. Strup	√	√	Chairman
John H. Wilson	√	Chairman	√

Committee Member Independence

All of the members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are "independent" as defined by the NASDAQ Stock Market Listing Standards and the Sarbanes-Oxley Act of 2002 and they are not "interested persons" as defined by the Investment Company Act of 1940.

Communication with Directors

Shareholders who wish to send communications to our non-employee directors should address such communications to John H. Wilson, independent director, at 1000 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, TX  75240.

Any complaint regarding accounting, internal accounting controls or auditing matters should be mailed to John H. Wilson, independent director and Audit Committee member, at 1000 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, TX  75240. Written complaints may be submitted anonymously.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of (1) our accounting and financial reporting processes and the integrity of our financial statements; (2) our systems of internal accounting and financial controls; (3) the independence, qualification and performance of our independent auditors; and (4) our compliance with ethics policies and legal and regulatory requirements relating to financial statements and reporting. The Audit Committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the Audit Committee prepares a report for inclusion in the annual proxy statement; reviews the Audit Committee Charter and the Audit Committee’s performance; approves the scope of the annual audit; and reviews our corporate policies with respect to financial reporting and valuation of our investments. The Audit Committee also oversees investigations into complaints concerning financial matters. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The 2012 Audit Committee members were Messrs. Ligon (Chairman), Henderson and Wilson. Mr. Henderson resigned from the Board of Directors and its Committees effective May 3, 2012. Mr. Strup was appointed to the Board of Directors and the Audit Committee effective May 11, 2012. The Board of Directors has determined that Samuel B. Ligon is an Audit Committee Financial Expert as defined by SEC and NASDAQ rules. The Audit Committee met three times in fiscal 2012.

The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter adopted by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter is available on our website at www.capitalsouthwest.com/investors/governance, or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Audit Committee Report

The Audit Committee is composed of three members of the Company’s Board of Directors.  Each member is an independent director as required by Sarbanes-Oxley and NASDAQ.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the Company’s system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of the valuation of restricted securities and other significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing, and does not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or accounting principles generally accepted in the United States ("GAAP"). The Audit Committee relies, without independent verification, on the information provided to them and on the representations made by management and the Company's independent registered public accounting firm.

The Audit Committee reviewed with Grant Thornton LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with Grant Thornton LLP those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. In addition, the Audit Committee discussed with Grant Thornton LLP its independence from management and the Company, including the matters in the written disclosures and letter the Company received from them as required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit and also met with them, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2012 with management and Grant Thornton LLP and also discussed with management and Grant Thornton LLP the process used to support certifications by our chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, the Audit Committee reviewed and discussed the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

Based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the SEC. The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013, and has presented the selection to the shareholders for ratification.

Audit Committee
Samuel B. Ligon, Chairman
Richard F. Strup
John H. Wilson

Nominating/Corporate Governance Committee

During the fiscal year ended March 31, 2012, the Nominating/Corporate Governance Committee (the "Governance Committee") met four times. The primary objectives of the Governance Committee are to assist the Board of Directors by (1) identifying individuals qualified to become members of our Board consistent with the criteria approved by the Board in our Corporate Governance guidelines and recommending to the Board a slate of director nominees for each annual meeting of our shareholders; (2) ensuring that our Audit, Compensation and Nominating/Corporate Governance Committees shall have the benefit of qualified and experienced "independent" directors; and (3) ensuring the Company complies with its Code of Conduct and Ethics. The Governance Committee has the responsibility to (1) establish criteria for selection of potential directors, taking into consideration an established set of desired attributes; (2) review the qualifications, performance and independence of board members pursuant to criteria and procedures established by the Governance Committee and make recommendations whether each director should stand for re-election when his or her term expires; (3) review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skill and expertise desired for the Board as a whole and contains at least the minimum number of "independent" directors required by NASDAQ and/or any other regulatory requirements; (4) identify individuals who satisfy the criteria for selection to the Board and make recommendations on new candidates for Board membership; (5) consider and evaluate shareholder nominees; (6) establish criteria for membership on the Board committees and, in consultation with the Chairman of the Board, make recommendations to the Board for appointments to and removal from committees; (7) make verbal reports to the Board after each meeting of the Governance Committee; (8) review and re-examine the Governance Committee Charter periodically and make recommendations to the Board with respect to any proposed changes; (9) review annually its own performance against the responsibilities outlined in its charter and as otherwise established by the Board; (10) obtain advice, reports or opinions from internal and external counsel, search firms and other expert advisors, as needed; (11) review, at least annually, the Insider Trading Compliance Policies and Procedures and related policies adopted by the Board to assure that it is appropriate for us and complies with the requirements of NASDAQ and/or any other regulatory requirements, recommend to the Board any desirable changes to the Code of Conduct and Ethics, consider any other corporate governance issues that arise from time to time and develop appropriate recommendations for the Board related to any such issues; (12) oversee and establish appropriate procedures for the annual evaluation of the Board and management; (13) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to us, review them annually, and if appropriate, recommend changes to the Corporate Governance Guidelines to the Board. The Governance Committee will consider director nominations made by shareholders, who should send nominations to our corporate secretary, Tracy L. Morris, at our principal executive office. Shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership.  See "Shareholder Proposals" on page 28. The 2012 Governance Committee members were Messrs. Henderson (Chairman), Burton, Ligon and Wilson. Messrs. Henderson and Burton resigned from the Board of Directors and its Committees effective May 3, 2012. Messrs. Morgan and Strup were appointed to the Board of Directors and the Governance Committee effective May 25, 2012 and May 11, 2012, respectively. The Governance Committee members are Messrs. Strup (Chairman), Ligon, Morgan and Wilson.

The Governance Committee seeks to identify, and the Board of Directors selects, director candidates who (1) have significant experience that is relevant and beneficial to the Board of Directors and the Company; (2) are willing and able to make sufficient time commitments to our affairs in order to perform their duties as directors, including regular attendance of board and committee meetings; (3) have a record of character and integrity; and (4) represent the interests of our shareholders.  The evaluation process for nominees is the same regardless of the source of the recommendation.

The duties and responsibilities of the Governance Committee are set forth in the Nominating/Corporate Governance Committee Charter, which the Board of Directors adopted on January 19, 2009. A copy of the Nominating/Corporate Governance Committee Charter is available on our website at www.capitalsouthwest.com/investors/governance or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Risk Oversight

The Board has an active role in overseeing management of the Company’s risk.  The Board regularly reviews information regarding the Company’s operational, financial, legal and regulatory, strategic and reputational risks which is usually conveyed to the Board by the senior management of the Company. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board discusses risk throughout the year during its meetings in relation to specific proposed actions.

The Board delegates certain risk management oversight to the Board committees. The Audit Committee oversees risk related to the Company’s accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), administration and financial controls and compliance with legal and regulatory requirements. The Compensation Committee oversees risks relating to the Company’s compensation, incentive compensation~~,~~ and equity-based compensation plans. The Governance Committee oversees risks relating to the composition and organization of the Board.  While the Board oversees the Company’s overall risk management, management is responsible for the day-to-day risk management process. The Board believes this division of responsibilities is the most effect approach for addressing the risks facing the Company.

10b5-1 Plans

We have established a policy permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act. The policy allows our participating officers to adopt a pre-arranged stock trading plan to sell pre-determined amounts of our common stock over a period of time. This policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

Compensation Committee

The Compensation Committee (1) discharges the Board’s responsibilities to establish the compensation of our executives, recommending to the Board any proposed changes in the basic elements of our compensation programs and any proposed stock option grants; (2) makes an annual report on executive compensation for inclusion in our annual proxy statement; (3) reviews and discusses with management and recommends to the Board the Company’s Compensation Discussion and Analysis for inclusion in each year’s proxy statement; and (4) provides oversight for our compensation structure, including our equity compensation plans and benefits programs. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relative to executive officers’ compensation; approving and amending our incentive compensation and stock option programs (subject to shareholder approval if required); and annually evaluating the Committee’s performance and its charter. The 2012 Compensation Committee members were Messrs. Wilson (Chairman), Burton, Ligon and Henderson. Messrs. Henderson and Burton resigned from the Board of Directors and its Committees effective May 3, 2012. Messrs. Morgan and Strup were appointed to the Board of Directors and the Compensation Committee effective May 25, 2012 and May 11, 2012, respectively. The Compensation Committee members are Messrs. Wilson (Chairman), Ligon, Morgan and Strup. The Compensation Committee has determined that all of the committee members are "independent" as defined by the NASDAQ Stock Market Listing Standards and they are not "interested persons" as defined by the Investment Company Act of 1940. During the fiscal year ended March 31, 2012, the Compensation Committee met six times.

Annually, the Compensation Committee (1) reviews the objectives and structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation plans and employee benefit plans (including retirement plans); (2) evaluates the performance of the chief executive officer in light of the objectives of the Company’s executive compensation plans, and determines his compensation level based on this evaluation; and (3) in conjunction with the Company’s chief executive officer, reviews and determines the compensation of all other executive and key employees, in light of the goals and objectives of the Company’s executive compensation plans. Periodically, as the Compensation Committee deems necessary or desirable, and pursuant to the applicable equity-based compensation plan, the Compensation Committee will recommend that the Board grant stock options to officers or employees of the Company for such number of shares of common stock as the Compensation Committee shall deem to be in the best interest of the Company.

The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which the Board of Directors adopted on March 29, 2007. A copy of the Compensation Committee Charter is available via the Internet on our website at www.capitalsouthwest.com/investors  /governance or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Officers
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Officers	Directorships Held by Officers
Interested Persons
Gary L. Martin Age 65	See PROPOSAL ONE: ELECTION OF DIRECTORS
William M. Ashbaugh Age 56	Senior Vice President; Vice President	One year; Senior Vice President since 2005	Senior Vice President of the Company since 2005; Vice President of the Company from 2001 – 2005	4	iMemories, Inc.; PHI Health, Inc.

Marquez D. Bela ** Age 37	Vice President	One Year; Vice President since 2010	Vice President of the Company since 2010	4	Discovery Alliance LLC; Media Recovery, Inc.; The RectorSeal Corporation; The Whitmore Manufacturing Company
Tracy L. Morris Age 46	Chief Operating Officer; Chief Financial Officer; Treasurer; Secretary; Chief Compliance Officer; Controller	One year; Chief Operating Officer 2012; Chief Financial Officer since 2008; Treasurer since 2008; Secretary and Chief Compliance Officer since 2009	Secretary and Chief Compliance Officer of the Company since 2009; Chief Financial Officer of the Company since 2008; Treasurer of the Company since 2008; Controller of the Company from 2007-2008	2	Cinatra Clean Technologies, Inc.; Humac Company
Glenn M. Neblett Age 41	Chief Investment Officer; Senior Vice President; Vice President	One year; Chief Investment Officer and Senior Vice President 2012; Vice President 2010-2012	Vice President of the Company since 2010; Director 2009-2010 and Senior Vice President 2007-2009 of Houlihan Lokey	3	Heelys, Inc.; KBI Biopharma, Inc.; Trax Holdings, Inc.
Jeffrey G. Peterson Age 38	Vice President; Secretary; Chief Compliance Officer; Investment Associate	One year; Secretary and Chief Compliance Officer 2007-2009; Vice President since 2005	Vice President of the Company since 2005; Secretary and Chief Compliance Officer of the Company from 2007-2009; Investment Associate of the Company from 2001-2005	3	Balco, Inc.; The RectorSeal Corporation; PalletOne, Inc.
Ray D. Schwertner Age 63	Vice President	One year; Vice President since 2009	Vice President of the Company since 2009; CEO of The Whitmore Company 2007-2009	5	CapStar Holdings Corporation; Humac Company

William R. Thomas III Age 41	Vice President; Assistant Vice President; Investment Associate	One year; Vice President since 2010; Assistant Vice President 2008-2010	Vice President of the Company since 2010; Assistant Vice President of the Company from 2008-2010; Investment Associate of the Company from 2006-2008	11	Discovery Alliance, LLC; Encore Wire, Inc.; Extreme International, Inc.; Instawares Holding Company, LLC
*The business address of each officer is 12900 Preston Road, Suite 700, Dallas, Texas 75230.
** Marquez D. Bela resigned from the Company effective May 31, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relating to the fiscal year 2012 compensation of our President and Chief Executive Officer ("CEO"), Chief Financial Officer and three other most highly compensated executive officers during the year ended March 31, 2012. Those five individuals are referred to in this CD&A as the Named Executive Officers ("NEOs"). Annually, the Committee reviews compensation summaries from the most current Comp & Carry Private Equity & Venture Capital Compensation Survey (formerly known as VCComp Compensation Survey), which serves as a good source of compensation information for the private equity industry. Comp & Carry was formed by a group of private equity professionals to address the lack of benchmark data in the industry. The survey shows the result of data gathered from over 200 private equity firms, and reports average salaries, bonuses and carried interests by industry titles/comparable positions. For our purposes, the Compensation Committee has determined that both the Comp & Carry Compensation Survey Median and Comp & Carry Compensation Survey 25th Percentile were most relevant due to type and size of firms in that category. In addition, management prepares, for the Compensation Committee, a compensation analysis from seven internally managed, publically traded business development companies ("BDCs" or "BDC Peer Group"). Comparable BDCs include Mainstreet Capital (MAIN), Harris & Harris (TINY), Triangle Capital Corp. (TCAP), Hercules Tech GC (HTGC), Kohlberg Capital Corp (KCAP), MCG Capital (MCGC) and Medallion Capital (TAXI).  In all categories, our executive compensation is below the average reported in the survey and the BDC Peer Group; however, we believe the annual raises and year-end bonus are sufficient to help us attract, retain and motivate competent executive officers.

Compensation Objectives

The objectives of our compensation programs are to attract, retain and motivate competent executive officers who have the experience and ability to contribute to the success of our investment management activities. The individual judgments made by the Compensation Committee are subjective and, except with respect to our CEO's compensation, which our committee sets, are based largely on the recommendations of the CEO and the Committee’s perception of each executive’s contribution to both the Company’s past performance and its long-term growth potential. The Committee attempts to insure that the total compensation paid to each executive officer is fair, reasonable, competitive and motivational.

The principal elements of compensation for executive officers are base salary, discretionary bonus awards, stock options granted under the stock option plan, contributions to the Employee Stock Ownership Plan ("ESOP") and funding of a defined benefit retirement plan.

The principal elements of compensation for non-executive employees are base salary and discretionary bonus awards. In light of the relatively insignificant amount of the bonuses, the Compensation Committee has determined that these compensation policies and practices are not reasonably likely to have a material adverse effect on our financial results. Total non-executive employee compensation was $457,915 or 7.5% of total compensation for the year ended March 31, 2012. Non-executive employee bonuses represented 21.4% of the non-executive employee compensation, with the highest bonus amounts paid to two non-executive employees in the amounts of $45,000 and $40,000. These individuals contributed greatly to the development of our business research capabilities and other special projects during the year.

Determination of Compensation

Roles and Responsibilities - Compensation Committee

The Compensation Committee (the "Committee") determines the compensation for our CEO, and based upon the recommendation of our CEO, the Committee determines the compensation for each of the other NEOs. The Committee’s responsibilities include:

•
To review at least annually the goals and objectives and the structure of the Company's plans for executive compensation, incentive compensation, equity-based compensation and general compensation plans and employee benefit plans (including retirement plans), and to recommend to the Board any new plans or any changes in the objectives and structure of such plans as the Committee deems necessary or desirable.

•
To evaluate annually the performance of the CEO and to determine his compensation level based on this evaluation. In determining the incentive components of his compensation, the Committee considers those factors it deems relevant, including the Company's performance~~,~~ and his contribution to that performance. The CEO is not present during voting or deliberations pertaining to the Committee's determination of his compensation.

•
To annually review and determine the compensation level of all other executive officers of the Company, in light of the goals and objectives of our executive compensation plans and the CEO’s recommendations.

•
In consultation with the  CEO, to oversee the annual evaluation of management of the Company, including the other executive officers and key employees of the Company. The Committee strongly considers the CEO’s recommendations regarding the compensation of management, including the other executive offices and key employees.

•
Periodically, as the Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to grant equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of the Company.

•
To perform such duties and responsibilities as the Board may assign to the Committee regarding the terms of any compensation plans and to review and approve the amount and terms of all individual stock options that the Committee grants.

•	To grant all equity-based compensation as permitted under current plans, including prior approval of those plans that are subject to shareholder approval under the listing standards of NASDAQ.

The Committee met six times in fiscal 2012. The committee met outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs four times during fiscal 2012.

Roles and Responsibilities - Executive Officers

Gary L. Martin, our CEO, makes recommendations on base salaries, bonuses and stock option grants to the Committee based on the compensation objectives set by the Committee as well as current business conditions. More specifically, Mr. Martin reviews competitive market data provided in the aforementioned Comp & Carry Compensation Survey and BDC Peer Group and recommends salary increases to the Committee for all officers and key employees. The Comp & Carry Compensation Survey Median and 25th Percentile and BDC Peer Group were considered when fully evaluating the responsibilities and accountabilities of the NEOs to determine both salary and cash bonus recommendations. Each case is considered for the review, discussion and approval of the Committee. The following table summarizes the combined salary and bonus amounts for a Chief Executive Officer, Chief Financial Officer, Senior Vice President and Vice President based on each data source:

Title	C&C Median	C&C 25th Percentile	BDC Peer Group
Chief Executive Officer	$1,279,000	$1,550,000	$763,000
Chief Financial Officer	$452,000	$500,000	$342,000
Senior Vice President	$723,000	$925,000	$525,000
Vice President	$452,000	$500,000	$342,000

In July 2011, recommended salary increases were based on developing corporate support infrastructure, restructuring activities at several of the portfolio companies, portfolio company acquisition activities and improved operating efficiencies that were the result of the executive team’s collective efforts. The Committee then exercised its discretion in modifying any recommended salaries, bonuses or stock options. The Committee approves, for submission to the Board, recommendations regarding stock based awards for all of our officers and certain key employees. Mr. Martin may attend the meetings of the Committee at the request of the Committee Chairman, but does not attend executive sessions and does not participate in any Committee discussions relating to the final determination of his own compensation.

Base Salaries

Base salaries were determined by the Committee in July 2011 for each of the executive officers on an individual basis, taking into consideration individual contributions to overall company performance, length of tenure, compensation levels for comparable positions and internal equities among similar positions within the Company. We place more emphasis on those compensation elements which are linked to long-term results. In July 2011, the Committee set the base salary of our CEO, Gary L. Martin, at $450,000 per annum and our CFO, Tracy L. Morris, at $180,000 per annum. Salaries of other NEOs are shown in the Summary Compensation Table. The base salaries of our other NEOs are deemed appropriate in relation to the salary levels for comparable positions reported in the aforementioned Comp & Carry Compensation Survey as compared to the Comp & Carry Compensation Survey Median and 25th Percentile categories.

Cash Bonuses

In addition to base salaries, certain executive officers received cash bonus awards in March 2012, the amounts of which were determined by the Committee solely on a discretionary basis.  The amounts of bonuses to NEOs were influenced by a number of factors, including the extent and duration of the Company’s growth, the individual’s contribution to achieving overall Company growth over both long-term and short-term time horizons and the individual’s performance during the year. March 2012 year-end bonuses were based on the Comp & Carry Compensation Survey Median and the Comp & Carry Compensation Survey 25th Percentile bonus data, along with Company divestiture activities performed by the NEOs and totaled $1,079,479, of which $568,750 was bonused directly to Gary L. Martin, our CEO, and $137,500 was bonused directly to Tracy L. Morris, our CFO. The bonuses of our other NEOs are deemed appropriate in relation to their performance and the data on comparable positions reported in the aforementioned Comp & Carry Compensation Survey as compared to the Median and 25th Percentile categories, as well as the BDC Peer Group.

Long-Term Incentive Awards

Our Board and shareholders have approved our 2009 Stock Incentive Plan and our 2010 Restricted Stock Award Plan to provide compensation to certain key employees, including the NEOs. The Company uses stock-based awards as long-term incentive compensation to (1) incentive compensation commensurate with the creation of shareholder value; (2) opportunities for increased stock ownership by executives; and (3) competitive levels of total compensation over a long term.

Stock Option Plan

The Committee may grant equity options to purchase our common stock (including incentive stock options and nonqualified stock options). Options are granted with an exercise price at the NASDAQ Stock Market’s closing price of the Company’s stock on the date of grant and thus will have no ultimate value unless the value of the stock appreciates. The Company has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. The Committee believes stock options provide a significant incentive for the option holders to enhance the value of our common stock by continually improving the Company’s performance and investment results.

Options granted are generally exercisable on or after the first anniversary of the date of grant in 5 to 10 annual installments and have a term of 10 years. Upon termination or retirement, option holders have 30 days to exercise vested options to purchase shares except in the case of death or disability (subject to a 6-month limitation). Prior to the exercise of options, holders have no rights as shareholders with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The Board does retain the right to make option holders whole in certain situations, e.g. liquidating dividend or distributions.

From time to time, the Committee has recommended and the Board of Directors has granted qualified and non-qualified stock options to executive officers and investment associates whereby the number of options awarded to its executive officers and investment associates is at the sole discretion of the Committee and the Board, and is not based on set criteria. On July 18, 2011, incentive stock options to purchase 5,000 shares, each, with an exercise price of $96.92 per share were granted to Tracy L. Morris and William R. Thomas, III.

Restricted Stock Plan

The Company received exemptive relief from the SEC that permits the Company to grant restricted stock in exchange for or in recognition of services by its executive officers and certain key employees. Pursuant the 2010 Restricted Stock Award Plan, the Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Committee determines in its sole discretion, provided that such awards are consistent with the conditions set forth in the SEC’s exemptive order. Each restricted stock grant will be for a fixed number of shares as set forth in an award agreement between the grantee and the Company. Award agreements will set forth time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights. On January 16, 2012, the Committee granted 9,650 shares of restricted stock with a fair market value of $806,740 or $86.30 per share, which will vest over a five year time frame in equal increments. Gary L. Martin, our CEO, was granted 2,000 restricted shares with a fair market value of $167,600 and Tracy L. Morris, our CFO, was granted 1,000 restricted shares with a fair market value of $83,600. Restricted stock was also granted to our other NEOs and is reflected in the Grants of Plan-Based Awards Table.

Phantom Stock Plan

On January 16, 2012, our Board of Directors approved the issuance of phantom stock options to certain key employees pursuant to the Capital Southwest Corporation Phantom Stock Option Plan. Under the Plan, awards vest on the fifth anniversary of the award date. Phantom stock options are granted with an exercise price at the Company’s most recent quarterly net asset value per share and thus will have no ultimate value unless the net asset value of the Company increases. Upon exercise of the phantom stock option, a cash payment in an amount for each phantom share equal to the estimated net asset value per share minus the phantom option exercise price will be distributed to plan participants. The January 16, 2012 phantom stock option awards totaled 26,000 shares with a carrying value of $3,748,000 or $146.95 per share, the Company’s net asset value per share as of December 31, 2011. Gary L Martin, our CEO, was awarded 7,000 options with a carrying value of $1,029,000 and Tracy L. Morris, our CFO, was awarded 2,500 options with a carrying value of $367,500. Phantom stock option awards were also granted to our other NEOs and are reflected in the Grants of Plan-Based Awards Table.

Employee Stock Ownership Plan

We maintain an Employee Stock Ownership Plan for our employees as part of the ESOP of one of our wholly-owned portfolio companies in which our NEOs participate. Employees, who have completed one year of credited service, as defined in the plan, are eligible to participate in the ESOP. Contributions to the ESOP are discretionary, within limits established by the Internal Revenue Code. Funds contributed to the trust established under the ESOP are applied by the trustees to the purchase, in the open market at prevailing market prices, of our common stock. A participant’s interest in contributions to the ESOP fully vests after three years of credited service, and such vested interest is distributed to a participant at retirement, death or total disability, or after a one year break in service resulting from termination of employment for any other reason. Thus, the ESOP rewards long-term employees, aligning their interests with those of our long-term shareholders. See note (3) to the table under "Stock Ownership of Certain Beneficial Owners" for amounts contributed to the ESOP accounts of each executive officer.

Historically the ESOP has provided a significant equity incentive to which the Committee would authorize a contribution equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements.  For no less than the last 10 years, the ESOP contribution has been set at 10%, which the Board and Committee have determined to be appropriate to motivate and retain employees. In order to meet the IRS diversification testing rules, we calculate our contributions as part of each of our wholly-owned portfolio companies ESOP percentages and we match our contribution percentage to the highest wholly-owned portfolio company’s percentage. To the extent their percentages fall below our 10% contribution amount, our employees are granted an ESOP contribution at the wholly-owned portfolio company level, and a cash payment for the difference. Based on earnings results for each of the wholly-owned portfolio companies in which our NEOs participate, a 10% ESOP contribution was made for the year ended March 31, 2012. The amount of such contribution was $222,180.

From time to time, the Committee will authorize an additional cash amount paid to participating employees equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements. Because a 10% ESOP contribution was made, no cash amount in lieu of an ESOP contribution was paid for the fiscal year ended March 31, 2012.

Retirement Plans

We maintain a qualified defined benefit, non-contributory retirement plan for our employees and employees of certain of our wholly-owned portfolio companies ("Participants"). All officers now participate in this retirement plan. We also maintain a Restoration Plan that provides benefits to the Participants in the qualified plan as are necessary to fulfill the intent of our retirement plan without regard to the limitations imposed by the Internal Revenue Code of 1986. The Restoration Plan is unfunded and non-qualified.

The retirement benefits payable to our NEOs depend on the Participant’s years of service under our plan and their final average monthly compensation determined by averaging the five consecutive years of highest compensation prior to retirement. For pension calculation purposes, earnings include salaries and cash bonuses (excluding all other compensation) reported in the Summary Compensation Table. The change in present value of the accumulated benefits was $759,788 for our CEO, Gary L. Martin, and $14,240 for our CFO, Tracy L. Morris. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see "Pension Benefits" table on page 23.

We and the Committee believe that the retirement plans described above are an important parts of our compensation program. These plans assist us in retaining our executive officers because their retirement benefits increase for each year of employment.

Accounting for Stock-Based Compensation

Generally, the Committee is made aware of the tax and accounting treatments of various compensation alternatives. ASC 718, Compensation – Stock Compensation ("ASC 718") requires us to record the fair value of equity awards on the date of grant as a component of equity. We account for stock option grants in accordance with the provisions of ASC 718, which requires that we determine the fair value of all share-based payment to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expense is offset by the increase to our additional paid-in capital, resulting in no impact to our net asset value. Thus, the granting of options is expected to have no net impact on our net asset value. If and when the options are exercised, the net asset value per share will decrease if the net asset value at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our general policy, where consistent with business objectives, is to preserve the deductibility of executive officer compensation.  The Committee may authorize forms of compensation that might not be deductible if the Committee deems such to be in the best interests of Capital Southwest Corporation and its shareholders.  Compensation for Gary L. Martin, our Chairman and CEO exceeded $1 million for the fiscal year ended March 31, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and, by reference, its annual report on Form 10-K.

The foregoing report is provided by the following directors who constitute the Compensation Committee.

Compensation Committee
John H. Wilson, Chairman
Samuel B. Ligon
T. Duane Morgan
Richard F. Strup

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the Compensation Committee of our Board of Directors or as a member of the compensation committee or as a director of any other entity, one of whose executive officers served as a member of our Compensation Committee or as one of our directors.

Certain Relationships and Related Party Transactions

Our CEO is responsible for reviewing and approving all material transactions with any related party. If there is a related party transaction involving Mr. Martin, the entire Board will review and approve the transaction. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.

To identify related party transactions, each year, in addition to the ongoing reporting obligations of our related parties, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest.  We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Company as a whole. Our Code of Conduct and Ethics, which is signed by all employees and directors on an annual basis, requires all directors, officers and employees who have a conflict of interest to immediately notify our President or Secretary. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board of Directors.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. A copy of our Code of Conduct and Ethics will be mailed to shareholders without charge upon request to Tracy L. Morris at 12900 Preston Road, Suite 700, Dallas, TX 75230. Additionally, a copy is available via the Internet at our website (www.capitalsouthwest.com/investors).

There were no related party transactions for the fiscal year ended March 31, 2012.

The tables on the following pages provide information about compensation for our senior executive team which includes the required disclosures about our NEOs.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended March 31, 2012.

Name	Fiscal Year	Salary	Bonus	Option Awards (1)	Restricted Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Gary L. Martin President and Chief Executive Officer	2012 2011 2010	$441,250 405,000 362,500	$568,750 567,291 390,625	$473,852 473,852 366,609	$8,360 − −	$759,788 483,507 462,576	$24,500 24,500 24,500	$2,276,500 1,954,150 1,606,810
Tracy L. Morris Chief Financial Officer, Secretary, Treasurer, and Chief Compliance Officer	2012 2011 2010	$161,250 161,250 146,250	$106,875 106,875 76,250	$52,704 52,704 40,026	$4,180 − −	$14,240 12,053 11,042	$24,500 24,500 22,250	$434,175 357,382 295,818
William M. Ashbaugh Senior Vice President	2012 2011 2010	$271,250 271,250 256,250	$151,458 151,458 150,833	$163,522 163,522 120,995	$5,225 − −	$130,597 59,108 64,838	$24,500 24,500 24,500	$676,916 669,838 617,416
Ray D. Schwertner Vice President	2012 2011 2010	$176,250 176,250 55,000	$107,500 107,500 40,000	$32,564 32,564 2,714	$4,180 − −	$216,149 108,333 114,360	$24,500 24,500 9,500	$602,810 449,147 221,574
William R. Thomas III Vice President	2012 2011 2010	$143,750 143,750 140,781	$130,625 130,625 81,667	$86,244 86,244 73,566	$4,180 − −	$24,291 7,287 7,401	$24,500 24,500 22,245	$507,349 392,406 325,660

(1)
The amounts represent the portion of the grant which was expensed in that year pursuant to ASC 718 – "Compensation-Stock Compensation" ("ASC 718"). The grant date value, determined in accordance with ASC 718, for the fiscal 2012 and 2011 grants are reflected in the Grants of Plan-Based Awards table below. See Note 6 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2012 regarding assumptions underlying valuation of equity awards.

(2)
Amounts shown reflect the aggregate change during the year in actuarial present value of accumulated benefit under all pension plans (including restoration plan). See Note 8 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2012 regarding assumptions used in determining the amounts.

(3)	Includes amounts contributed to the ESOP accounts of each executive officer.

GRANTS OF PLAN-BASED AWARDS

The following table includes information concerning stock options granted to our NEOs during the fiscal year ended March 31, 2012.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Options (#)	($/Sh)	($/Sh)	Option (1)
Tracy L. Morris	7/18/2011	−	−	−	5,000	$96.92	$96.92	$165,345
William R. Thomas, III	7/18/2011	−	−	−	5,000	96.92	96.92	165,345

(1)
Grant date fair value is determined in accordance with ASC 718. This grant date fair value is expensed over the vesting period of the award under ASC 718, and is reflected in the Summary Compensation Table in the year it is expensed. See Note 6 of the Consolidated Financial Statements in the Company’s annual report for the year ended March 31, 2012 regarding assumptions underlying valuation of equity awards.

The following table includes information concerning restricted stock granted to our NEOs during the fiscal year ended March 31, 2012.

Name	Grant Date	Restricted Stock Awards (1)	Grant Date Fair Value
Gary L. Martin	January 16, 2012	2,000	$167,200
William M. Ashbaugh	January 16, 2012	1,250	104,500
Tracy L. Morris	January 16, 2012	1,000	83,600
Ray Schwertner	January 16, 2012	1,000	83,600
William R. Thomas III	January 16, 2012	1,000	83,600

(1)	All restricted stock grants to NEOs under the 2010 Restricted Stock Incentive Plan vest ratably over five years from grant date.

The following table includes information concerning phantom stock options granted to our NEOs during the fiscal year ended March 31, 2012.

Name	Grant Date	Phantom Stock Option Awards (1)	Grant Date Fair Value $146.95/share NAV at 12/31/201
Gary L. Martin	January 16, 2012	7,000	$1,028,650
William M. Ashbaugh	January 16, 2012	3,000	440,850
Tracy L. Morris	January 16, 2012	2,500	367,375
Ray Schwertner	January 16, 2012	2,500	367,375
William R. Thomas III	January 16, 2012	2,500	367,375

(1)	All phantom stock option awards grants to NEOs under the Phantom Stock Option Agreements vest on the fifth anniversary of the grant date.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the outstanding stock options held by each of the NEOs as of March 31, 2012.

Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Gary L. Martin	20,000 10,500 7,000 4,000	5,000 7,000 11,250 6,000	$152.98 129.46 76.74 95.79	7/16/2017 7/30/2018 10/19/2019 3/22/2020
Tracy L. Morris	3,000 2,000 −	2,000 3,000 5,000	$118.70 76.74 96.92	7/21/2018 10/19/2019 7/18/2021
William M. Ashbaugh	7,500 3,000 2,000 2,000	7,500 2,000 3,000 3,000	$93.49 118.70 76.74 95.79	5/15/2016 7/21/2018 10/19/2019 3/22/2020
Ray D. Schwertner	2,000	3,000	$95.79	3/22/2020
William R. Thomas III	6,090 3,000 2,000 −	1,410 2,000 3,000 5,000	$98.44 118.70 76.74 96.92	7/17/2016 7/21/2018 10/19/2019 7/18/2021

The following table sets forth certain information with respect to the non-vested restricted stock held by each of the NEOs as of March 31, 2012.

Name	Grant Date	Shares Not Yet Vested (#)	Grant Date Fair Value $83.60/per share ($)
Gary L. Martin	January 16, 2012	2,000	$167,200
Tracy L. Morris	January 16, 2012	1,000	83,600
William M. Ashbaugh	January 16, 2012	1,250	104,500
Ray D. Schwertner	January 16, 2012	1,000	83,600
William R. Thomas III	January 16, 2012	1,000	83,600

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the options exercised by the NEOs during the fiscal year ended March 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)
William M. Ashbaugh	1,500	$42,254
(1)	The value realized on exercise was the number of shares exercised times the difference between our closing stock price on the exercise date and the exercise price of the options.

PENSION BENEFITS

The following table sets forth information about the pension benefits attributable to the NEOs as of March 31, 2012, and any pension benefit payments to them during the year ended March 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 3/31/12 ($)	Payments During Last Fiscal Year ($)
Gary L. Martin	Retirement Plan Restoration Plan	39.333 39.333	1,698,130 1,596,413	− −
William M. Ashbaugh	Retirement Plan Restoration Plan	10.583 10.583	306,160 111,187	− −
Tracy L. Morris	Retirement Plan	4.500	45,918	−
William R. Thomas III	Retirement Plan	5.667	46,986	−
Ray D. Schwertner	Retirement Plan	21.500	727,324	−

The retirement plan for employees of our company and our affiliates is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible employees. It is assumed that retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. The amount of the monthly retirement benefit payable beginning at age 65 is equal to 1.2% of final average monthly compensation in the five successive calendar years out of the last ten completed calendar years that gives the highest average multiplied by years of credited service (not in excess of 40 years), plus 0.65% of that portion of the final average monthly compensation which exceeds social security benefits in effect on the date of retirement times credited service (not in excess of 40 years).

Benefits provided under the retirement plan are based on compensation up to a maximum annual limit under the Internal Revenue Code (which was $245,000 in calendar year 2011). In addition, benefits provided under the retirement plan may not exceed a benefit annual limit under the Internal Revenue Code (which was $195,000 payable as a single life annuity beginning at normal retirement age in calendar year 2011). Benefits under the restoration plan provide the difference when the benefit is computed without plan limitations.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each NEO was determined in accordance with ACS 715, "Compensation-Retirement Benefits," as of the pension plan measurement date utilized in our audited financial statements for the year ended March 31, 2012.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Gary L. Martin, Ms. Tracy L. Morris, Mr. Ray D. Schwertner and Mr. William R. Thomas III have not entered into severance or change in control arrangements with us.

We have, however, entered into Severance Pay Agreements with Messrs. William M. Ashbaugh and Jeffrey G. Peterson. The agreements provide severance benefits for an officer whose employment is involuntarily terminated without cause or who resigns following a salary reduction or a significant reduction in job responsibilities subsequent to a "change in control" of the Company. A change in control is deemed to occur if (1) the Company becomes a subsidiary of another corporation or is merged or consolidated with or into another corporation, or substantially all of its assets are sold to or acquired by another person, corporation or group of associated persons acting in concert; (2) the Company becomes a subsidiary of another corporation or is merged or consolidated with or into another corporation, or substantially all of the assets or more than 50% of the outstanding voting stock of the Company are sold to or acquired by another person, corporation or group of associated persons acting in concert; (3) a person who has not owned 10% or more of the common stock for 10 years acquires 25% or more of the outstanding common stock; or (4) there is a change of a majority of the directors of the Company and such new directors have not been approved by the incumbent directors.

The Severance Pay Agreements provide, subject to the limitations set forth below, that an officer would be entitled to an amount equal to the sum of his annual base salary plus, if such officer has completed more than five years of service, an additional amount equal to his monthly base salary for each year of completed service in excess of five years. Such officers could receive a lump-sum payment in an amount not exceeding the lesser of (1) two times his annual compensation, or (2) 24 times his monthly base salary at the date of termination.

SEVERANCE AND CHANGE IN CONTROL COMPENSATION TABLE

The following table quantifies compensation that would be payable under severance and change in control agreements and other arrangements if the named executive’s employment had been terminated on March 31, 2012, based on our closing stock price on that date, where applicable. Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Name	Salary (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Value of Unvested Option Awards (2)	Total
William M. Ashbaugh Senior Vice President	$407,292	$130,597	$992,775	$1,530,664
Jeffrey G. Peterson Vice President	318,750	51,295	756,400	1,126,445

(1)
Amount equal to annual base salary plus an additional amount equal to the monthly base salary multiplied by the number of whole 12-month periods of service in excess of five years completed during his total period of service, whether or not continuous, with us as of the change in control. As of March 31, 2012, both officers were employed by us for 10 years.

(2)	The value of the unvested option awards is based on our March 31, 2012 closing stock price of $94.55 per share.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED MARCH 31, 2012

The following table sets forth the compensation paid by us to our directors for the fiscal year ended March 31, 2012. During the fiscal year ended March 31, 2012, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

Name	Fees Earned or Paid in Cash	Total
Donald W. Burton *	$52,000	$52,000
Graeme W. Henderson *	52,000	52,000
Samuel B. Ligon	52,000	52,000
John H. Wilson	52,000	52,000
* Resigned as director, effective May 3, 2012.

In addition to reimbursement of travel expenses for attendance at board meetings, a director who is not our employee receives an annual fee of $32,000 for service as a director. In addition, non-employee directors receive $5,000 for each board meeting attended (excluding telephone meetings), limited to a total of $20,000 per year, and receive no fees for attending committee meetings. We pay no fees for telephone meetings of the Board or its committees.  For fiscal years ending after March 31, 2012, this compensation structure places a maximum of $52,000 on fees payable to each non-employee director.

ADDITIONAL COMPENSATION INFORMATION

The following table sets forth additional compensation information for the fiscal year ended March 31, 2012 for each of the five highest-paid executive officers whose compensation exceeded $60,000 and for all other directors (Donald W. Burton, Graeme W. Henderson, Samuel B. Ligon and John H. Wilson), who are not our employees.

Name and Principal Position	Aggregate Compensation	Pension or Retirement Benefits Accrued as Part of Expenses	Estimated Annual Retirement
Gary L. Martin President and Chairman	$2,276,500 (1)	(3)	(4)
Tracy L. Morris Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer	434,175 (1)	(3)	(4)
William M. Ashbaugh Senior Vice President	676,916 (1)	(3)	(4)
Ray D. Schwertner Vice President	602,810 (1)	(3)	(4)
William R. Thomas III Vice President	507,349 (1)	(3)	(4)
Donald W. Burton Director	52,000 (2)	None	None
Graeme W. Henderson Director	52,000 (2)	None	None
Samuel B. Ligon Director	52,000 (2)	None	None
John H. Wilson Director	52,000 (2)	None	None

(1)
See "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested" for information regarding stock options exercised during or held at the end of the fiscal year ended March 31, 2012. See "Retirement Plans" for information on our Retirement Plan and Retirement Restoration Plan.  See "Employee Stock Ownership Plan" for a description of our ESOP and "Summary Compensation Table" for amounts accrued and contributed to each officer’s ESOP account.

(2)
Directors who are not our employees are compensated as described under "Director Compensation for the Fiscal Year Ended March 31, 2012" and are not participants in our retirement plan, stock option plan or ESOP.

(3)
As described in Note 8 to our Consolidated Financial Statements in the Company's annual report for the fiscal year ended March 31, 2012, our retirement plan was overfunded and therefore generated a benefit for the fiscal year ended March 31, 2012. After deducting the expense of the unfunded retirement restoration plan, our net benefit attributable to both plans was $299,844 for the fiscal year ended March 31, 2012. Our net benefit is not allocated to individual plan participants.

(4)
Individual retirement benefits are based on formulas relating benefits to average final compensation and years of credited service. See "Pension Benefits" which includes a description of the retirement benefits.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, has appointed the firm of Grant Thornton LLP as the independent registered accounting firm to audit our financial statements for the fiscal year ending March 31, 2013.  We are asking the shareholders to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending March 31, 2013.  In order to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the year ending March 31, 2013, the proposal must receive the favorable vote of a majority of the shares represented in person or by proxy at the annual meeting.  If shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider the appointment.

A representative of Grant Thornton LLP will be present at the annual meeting to make a statement regarding our financial statements for the fiscal year ended March 31, 2012 and to respond to appropriate questions you may have.

Audit and Other Fees

The following table sets forth fees for services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2012 and March 31, 2011.

Service	2012	2011
Audit Fees (1)	$142,550	$137,550
Tax Fees (2)	27,919	44,635
All Other Fees	−	−
Total Fees	$170,469	$182,185

(1)
Represents fees paid for professional services provided in connection with the audit of our annual financial statements, internal controls and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with our statutory and regulatory filings.

(2)	Represents fees for services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has determined that the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton’s independence. At its regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants, Grant Thornton LLP. In accordance with its charter, the Audit Committee approves in advance all audit and tax services to be provided by Grant Thornton LLP. During the fiscal year 2012, all services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

The Board recommends that you vote "FOR" the ratification of the appointment of Grant Thornton LLP as our independent registered accounting for fiscal 2013.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our NEOs, as we described in the "Executive Compensation – Compensation Discussion and Analysis" (CD&A) section of this proxy statement. While this vote is advisory and non-binding, it will provide information to the Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for fiscal 2013 and beyond. Based upon the shareholder vote received at our 2012 annual meeting, we will be requesting our shareholders to vote annually (on a non-binding basis) on executive compensation.

The Committee strives to attract, retain and motivate exceptional executives, to reward past performance and provide incentives for future performance and to align executive’s long-term interests with the interests of our shareholders. To achieve these objectives, the Committee expects to implement and maintain compensation plans that tie a substantial portion of executive’s overall compensation to key strategic financial and operational goals such as maintaining and growing our portfolio. It is always the intention of the Committee that our executive officers be compensated competitively and consistent with our strategy, sound corporate governance principles and shareholder interests and concerns.

We believe that the information we provided within the CD&A section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board recommends that shareholders approve the program by approving the following advisory resolution:

"RESOLVED, that the shareholders of Capital Southwest Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2012 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement)."

Vote Required

The approval of this advisory resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote on this Proposal Three.

Board Recommendation

The Board of recommends that you vote "FOR" the approval of the advisory resolution set forth in this Proposal Three.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board of Directors knows of no other matters to be presented at the meeting. Should any of the matters requiring a vote of the shareholders arise at the meeting; the persons named in the proxy will vote the proxies in accordance with their best judgment.

Shareholder Proposals for 2013 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in the year 2013, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary, Tracy L. Morris, at 12900 Preston Road, Suite 700, Dallas, Texas 75230, no later than February 1, 2013. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder, who intends to bring business to the annual meeting in the year 2013, but not include the proposal in our proxy statement, or to nominate a person to the Board of Directors, must also give written notice to our corporate secretary, Tracy L. Morris, at the address set forth in the preceding paragraph, by February 1, 2013.

OTHER INFORMATION

Expenses for Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by personal interview and telephone by our directors, officers and employees, who will not receive additional compensation for such services. We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by them and will reimburse such persons for forwarding materials.  The cost of soliciting proxies will be borne by us.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold your shares through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and annual report or notice of availability of these materials and  you wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230, Attention Tracy L. Morris, or by contacting us at (972) 233-8242, and we will promptly deliver materials as requested.

Annual Report

The Annual Report to Shareholders covering the fiscal year ended March 31, 2012 mailed along with this proxy statement is not deemed a part of the proxy soliciting material.

A copy of the fiscal 2012 Annual Report on Form 10-K, as filed with the SEC, will be mailed to shareholders without charge upon request to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, Texas 75230.

A copy of the Form 10-K is available via the Internet at our website (www.capitalsouthwest.com/ investors/financial-reports) and the EDGAR version of such report is available at the SEC’s website (www.sec.gov)

ANNUAL MEETING OF SHAREHOLDERS OF

CAPITAL SOUTHWEST CORPORATION

July 18, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.capitalsouthwest.com/investors/financial-reports/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530300000000000000 1 071812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Samuel B. Ligon
- ○ Gary L. Martin
- ○ T. Duane Morgan
- ○ Richard F. Strup
- ○ John H. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐
3. Proposal to approve, by non-binding vote, executive compensation.	☐	☐	☐

4. Transact such other business that may properly come before the meeting and any adjournment thereof.

If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment.

This proxy when properly executed will be voted in the manner directed. Unless otherwise marked, this proxy will be voted for the election of the persons named at the left hereof and for the proposal described in Proposals 2 and 3.

If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CAPITAL SOUTHWEST CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JULY 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The undersigned shareholder of Capital Southwest Corporation, does hereby nominate, constitute and appoint Samuel B. Ligon and John H. Wilson, or either one of them, as Proxies, each with full power to appoint his substitute, to represent and vote all shares of Common Stock of Capital Southwest Corporation held of record by the undersigned at the Annual Meeting of shareholders to be held at 10:00 a.m. Dallas time on Wednesday, July 18, 2012, in meeting room #200 of the North Dallas Bank Tower, 12900 Preston Road, Dallas, Texas, 75230, and at any adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

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